Exhibit 6.7

Toll Free: 877.481.4014	Toll Free: 888.952.4446

One Glenwood, ste 1001
Raleigh, NC 27603	Date:	2/12/20
	Entity CIK:	0001421744
Entity CCC:
Symbol:
	State of Inc.:	FL
COMPANY:	SIC Code:
Cytonics Corporation 658 West Indiantown Rd, Ste 214 Jupiter, FL 33458 Joey Bose 443-827-8135 Joey.bose@cytonics.com	Service Start Date:	6/30/20
	Payment Terms:	Invoice | Net 30
	Currency:	USD

Credit Card Number:	N/A	Expiry Date:	N/A
Name on Card:	N/A	CVV #	N/A

Comments:
Transfer Agent Services • Monthly Transfer Agent Maintenance • Issuer and Shareholder on-line Access

Item/Bundle	Description	Term/payment	Monthly Amount
Basic Bundle	Basic TA platform – NON-DTC Fast entity, initial set up	One-time	$500.00
TA monthly management	Monthly Maintenance of shareholder records	12 months	$495.00 per month

By signing below, the Company confirms that the information provided in this Order Confirmation is accurate to the best of company’s knowledge and that the company has read and hereby agrees to be bound by the Master Subscription and Services Agreement found https://www.issuerdirect.com/mssa (collectively, the “Agreement”).

Customer Name: Joey Bose

Authorized Signature: /s/ Joey Bose

Title: President

Email: Joey.Bose@cytonics.com

Date: 2/12/20

Sales Rep: Tony Beamish

RTP – 500 Perimeter Park Drive, Morrisville NC 27560 – Corporate	US Toll-free 877.481.4014
London – The Lansdowne Building, 2 Lansdowne Road, Croydon CR9 2ER, U.K.	44 (0) 207 192 0893
issuerservices@issuerdirect.com

Last Updated: January 16, 2020

IF CUSTOMER SIGNS UP FOR THE LICENSE PRODUCTS OR SERVICES, EITHER THROUGH THE WEB SITE OR BY SIGNING AN ORDER, CONTRACT, CUSTOMER AGREES THAT IT HAS READ, UNDERSTOOD AND AGREES TO BE BOUND BY THE FOLLOWING TERMS AND CONDITIONS:

This Terms of Service Agreement (this “Agreement”) is by and between Issuer Direct Corporation (“Issuer Direct”) and the Customer, including its Affiliates (collectively "Customer") identified in the applicable Order.  The “Effective Date” of this Agreement will be the date first written and signed on Customer’s Order (defined below).

1.0 Subscription and Services

1.1 Subject to the terms of this Agreement, Customer may use or receive the Issuer Direct Subscription and Services that Customer selects in order forms executed in writing by both parties or entered into by Customer on-line through Issuer Direct’s web site (each an “Order”). “Subscription” means Customer’s and its Permitted Users’ access rights to the Licensed Products (as defined below) by and on behalf of Issuer Direct, which shall include Support as set forth in the applicable Order. “Services” means those professional services or trainings that are agreed upon and set forth in the applicable Order. UNLESS OTHERWISE AGREED, NEITHER THE SUBSCRIPTION NOR THE SERVICES ARE PERFORMED OR PROVIDED AT CUSTOMER’S FACILITIES, AND ARE INSTEAD ACCESSED BY CUSTOMER REMOTELY VIA THE INTERNET AND DATA MAY BE STORED OR HOSTED OUTSIDE OF CUSTOMER’S COUNTRY OF ORIGIN.

1.2 The scope of the Subscription is based upon Customer’s then current subscription level as further specified in the applicable Order. The number of Permitted Users will be set forth in the applicable Order and determined on an individual, named user basis rather than on a concurrent user or shared user basis. For purposes of this Agreement, “Permitted User” means Customer employees and Customer Advisors authorized by Customer to access and use the Licensed Products. “Advisor” means each party’s Affiliate employees, outside lawyers, independent auditors, consultants, or accountants. Permitted Users may not be a company or individual of a company that competes with Issuer Direct in offering subscriptions or services similar to Issuer Direct’s offerings (each an “Issuer Direct Competitor”) without Issuer Direct’s prior written consent. Customer may permit its Advisors to utilize the Services  as Permitted Users solely for the purpose of providing services for Customer. Customer may utilize the administrative tools to reassign different individuals to Permitted User slots on a reasonable basis. Issuer Direct may confirm the number of Permitted Users utilizing the Subscription and if the number of Permitted Users exceeds the number of Permitted Users as set forth in the applicable Order, Issuer Direct may adjust the Subscription Fees (“Subscription Fees”) billed to Customer to reflect such additional Permitted Users. Such confirmation does not include access to Customer’s network or allow Issuer Direct access to Customer Data (defined below).

1.3 “Licensed Products” means Issuer Direct software and Third Party Software, as well as the Documentation, operating instructions, user instructions, and other materials which may be furnished to Customer by Issuer Direct in printed or electronic format that are pertinent to the use of the Subscription. “Documentation” means the instructions, specifications, and other materials describing the functionality, features, and operating characteristics of the Licensed Products, are available after logging into Customer’s account located at dms.issuerservices.net, and any updates thereto.

1.4 “Third Party Software” means software and services authored by a third party.  As of the Effective Date, there are no additional terms associated with the Third Party Software (“Third Party Terms”) that Customer must comply with. However, if after the Effective Date the Third Party Software should become subject to Third Party Terms, upon reasonable notice to Customer such terms will be attached to this Agreement or the applicable Order. If Customer determines the Third Party Terms have an adverse impact on Customer, and as a result Customer does not consent to the Third Party Terms, Customer must notify Issuer Direct of its rejection of the Third Party Terms within thirty (30) days after their receipt.  If Customer provides such notice, Issuer Direct shall be entitled to terminate immediately this Agreement, and in such case Issuer Direct will provide Customer with a refund for any prepaid and unearned fees.

1.5 Affiliates may receive Subscription and/or Services by executing an Order that outlines the scope of the applicable Subscription or Services and that incorporates this Agreement by reference. Each Affiliate that signs an Order referencing this Agreement shall be considered “Customer” as such term is used herein and such Affiliate is solely responsible for its obligations under this Agreement and the applicable Order. Customer agrees it will be responsible for all obligations under this Agreement by any Affiliate that receives Services under Customer’s Order. “Affiliate” means any corporation, partnership, joint venture, joint stock company, limited liability company, trust, estate, association, or other entity the existence of which is recognized by any governmental authority, (collectively an “Entity”) that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with Customer or any Entity in which Customer has any direct or indirect ownership interest, whether controlling or not, of at least 50%, at any time during the term of this Agreement. For purposes of this definition the term “controls”, “is controlled by” or “under common control with” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

2.0 Obligations of the Parties

2.1 Each party will, at its own expense: (a) remain compliant with all laws and government regulations applicable to this Agreement, and (b) reasonably cooperate with the other party in connection with such party’s performance hereunder.

2.2 Unless otherwise agreed, Customer is responsible for all data or information inputted, edited, authored, generated, managed or otherwise submitted by Customer or its Permitted Users (the “Data”) into the Licensed Products. As between Customer and

Issuer Direct, Customer will be responsible for the accuracy, truthfulness, consistency, and completeness and consents to use of all information supplied by or on behalf of Customer. Issuer Direct will have no responsibility to review information posted by Customer or its Permitted Users. Issuer Direct will have no liability as to the accuracy of any content posted by Customer or its Permitted Users.  Upon request by Customer made within thirty (30) days after the effective date of termination or expiration of this Agreement, Issuer Direct will make the Data available to Customer for export or download as provided in the Documentation. After such 30-day period, Issuer Direct will have no obligation to maintain or provide the Data, and will thereafter delete or destroy all copies of the Data in Issuer Direct’s systems or otherwise in Issuer Direct’s possession or control as provided in the Documentation, unless legally prohibited.

2.3 Customer will, at Customer’s expense: (a) allow Issuer Direct reasonable remote access to Customer’s Subscription account for the purpose of resolving reported problems or to verify Customer’s compliance with the terms of this Agreement (such access does not require access to Customer’s network or systems); (b) channel its communications regarding support of the Licensed Products, its Subscription account, and/or Services through its Permitted Users; (c) provide its own equipment and communication means and pay for its own costs and expenses associated with connecting to the internet; and (d) provide Customer-specific information necessary for providing the Subscription and/or Service upon Issuer Direct’s request.

2.4 Customer will be responsible for payment as described in Section 3.0.

2.5 From time to time, Issuer Direct may invite Customer to try Beta Services and/or Products. Customer may accept or decline any such trial in its sole discretion. Beta Services and/or Products will be clearly designated as beta, pilot, limited release, developer preview, non production, evaluation or by a description of similar import. Beta Services are for evaluation purposes only and not for production use, are not considered “Licensed Products” or “Services” under this Agreement, are not supported, and may be subject to additional terms. Unless otherwise stated, any Beta Services trial period will expire upon the earlier of one year from the trial start date or the date that a version of the Beta Services and/or Products becomes generally available. Issuer Direct may discontinue Beta Services and/or Products at any time in its sole discretion and may never make them generally available. Issuer Direct will have no liability for any harm or damage arising out of or in connection with a Beta Service and/or Product.

3.0 Payment

3.1 Unless otherwise specified in the applicable Order, Issuer Direct may increase the fees for the Subscription and/or Services under this Agreement at any time during the term of this Agreement upon thirty (30) days prior written notice to Customer.

3.2 Fees stated in the Orders do not include applicable taxes. Customer agrees to bear all taxes including, but not limited to, value-added tax, sales and use tax, telecommunications taxes, gross receipts tax, and any similar tax, except for taxes based upon Issuer Direct’s income, which may be levied or assessed in connection with this Agreement. Customer shall pay such tax when due or reimburse Issuer Direct. If any tax is required to be paid by Issuer Direct, the full amount of such tax will be billed to Customer separately, whether or not this Agreement is then in effect and promptly paid by Customer.  Subscription Fees are based on the Subscription purchased and not on the actual use of the Licensed Products and/or Services by Customer.

3.3 Unless otherwise specified in the applicable Order: (a) Customer shall pay all fees under this Agreement (i) in U.S. Dollars, (ii) in advance and (iii) no later than thirty (30) days from receipt of invoice; (b) if any sum payable under this Agreement is not paid when due then, without prejudice to Issuer Direct’s other rights under this Agreement, the Customer shall pay interest on the overdue amount from the due date until payment is made in full both before or after any judgment, at the lesser of: (i) one and one half  percent (1.5%) per month; or (ii) the highest rate allowed by law; and (c) if Customer has not paid the invoice in full within thirty (30), Issuer Direct has the right to suspend Customer’s Subscription or Issuer Direct’s provision of Services until full payment, including late payment charges, are paid by Customer. In the case that Customer requires the use of a third party for invoice processing, Customer shall be the sole bearer of any cost and expense associated with such third party.

3.4 To the extent Customer requires the use of a purchase order prior to making any payments under this Agreement, Customer’s failure to submit such purchase order to Issuer Direct does not excuse Customer from payment of the fees in the amounts, or in the manner, agreed upon herein or in the applicable Order. If Customer disputes the fees charged within an applicable invoice, Customer must provide Issuer Direct written notice of such dispute within a commercially reasonable time from receipt of invoice. Upon the receipt of such notice, Customer and Issuer Direct will work in good faith to address such contested amounts, provided, however, that Customer will remain responsible for the portion of fess that are not disputed.

4.0 Term; Termination

4.1 Unless otherwise specified in the applicable Order, each term set forth in a Subscription Order (“Subscription Term”) will (a) begin on the Start Date set forth on the applicable Order, (b) remain in effect for a period of twelve (12) months, and (c) AUTOMATICALLY AND CONTINUOUSLY RENEW FOR ADDITIONAL TWELVE (12) MONTH PERIODS UNTIL EITHER PARTY NOTIFIES THE OTHER THAT THIS AGREEMENT WILL NOT RENEW AT LEAST SIXTY (60) DAYS PRIOR TO THE EXPIRATION OF THE THEN CURRENT SUBSCRIPTION TERM. Notwithstanding Customer’s notice of non-renewal prior to the expiration of the Subscription Term, Customer will remain responsible for the Subscription Fees associated with such Subscription Term.

4.2 Unless otherwise terminated pursuant to this Section 4.0, the “Term” of this Agreement shall run from the Start Date of the first Subscription Order and continue until expiration or termination of the last term under the Subscription Orders to this Agreement.

4.3 Either party may terminate this Agreement, or any Order, for a material breach by the other party that is not cured within a reasonable term after written notice of such material breach. The non-breaching party may elect to terminate the applicable Order only or the Agreement as a whole (and thus, all Orders hereunder); but shall identify its selection in writing in the original notice of breach.

4.4 Customer may terminate this Agreement or an Order without cause upon thirty (30) days written notice, provided, it shall remain responsible for the (a) Subscription Fees associated with the then current Subscription Term, and (b) fees for any completed Services. Issuer Direct may terminate this Agreement without cause upon thirty (30) days written notice, provided that it shall refund unearned fees within a commercially reasonable time.

4.5 Neither expiration nor termination of this Agreement will terminate those obligations and rights of the parties pursuant to provisions of this Agreement which by their express terms are intended to survive and such provisions will survive the expiration or termination of this Agreement. Without limiting the foregoing, the respective rights and obligations of the parties under Sections 5, 7, 8, 10 and 11 will survive the expiration or termination of this Agreement regardless of when such termination becomes effective.

5.0 Confidential Information

5.1 Issuer Direct and its service providers shall collect, use, disclose and otherwise utilize the Data solely for purposes of providing the Subscription or Services to Customer under this Agreement. In connection with this Agreement, each of the parties may disclose to the other party information that relates to the disclosing party’s or disclosing party’s customers’ business operations, financial condition, customers, products, services, or technical knowledge (“Confidential Information”). Except as otherwise specifically agreed in writing, each party agrees that: (a) all information communicated to it by the other in connection with this Agreement and identified as confidential; (b) all information identified as confidential to which it has access in connection with this Agreement; and (c) all information communicated to it that reasonably should have been understood by the receiving party, because of confidentiality, descriptions or similar legends, the circumstances of disclosure or the nature of the information itself, to be confidential to the disclosing party, will be Confidential Information and will be deemed to have been received in confidence and will be used only for purposes of this Agreement. Issuer Direct Confidential Information includes, but is not limited to, the Licensed Products, training materials, development plans, screenshots, and Documentation related thereto. Customer Confidential Information includes, but is not limited to, the Data.

5.2 Each party’s Confidential Information will remain the property of that party except as otherwise expressly provided in this Agreement. Each party will use at least the same degree of care to safeguard and to prevent disclosing to third parties the Confidential Information of the other as it employs to avoid unauthorized disclosure or publication of its own information (or information of its customers) of a similar nature, and in any event, no less than reasonable care. Each party may disclose relevant aspects of the other party’s Confidential Information to its employees to the extent such disclosure is reasonably necessary for the performance of its obligations, or the enforcement of its rights, under this Agreement; provided, however, that such party will use reasonable efforts to ensure that all such persons comply with these confidentiality provisions. Each party may disclose the other party’s Confidential Information to its Advisors provided that the Advisors are subject to (a) written confidentiality obligations at least as restrictive as those set forth in this Agreement, or (b) other professional or fiduciary obligations of confidentiality. Advisors are restricted to using the Confidential Information for the sole purpose of providing the contracted services to the party.  Each party will be responsible for any improper disclosure of Confidential Information by such party’s employees, Advisors, agents, or contractors.

5.3 Neither party will (a) use, or make any copies of, the Confidential Information of the other party except to fulfill its rights and obligations under this Agreement, (b) acquire any right in or assert any lien against the Confidential Information of the other, or (c) sell, assign, lease or otherwise commercially exploit the Confidential Information (or any derivative works thereof) of the other party. Neither party may withhold the Confidential Information of the other party or refuse for any reason (including due to the other party’s actual or alleged breach of this Agreement) to promptly return to the other party its Confidential Information (including copies thereof) if requested to do so. Upon expiration or termination of this Agreement and completion of a party’s obligations under this Agreement, each party will (except as otherwise provided in this Agreement) return or destroy, as the other party may direct, all documentation in any medium that contains or refers to the other party’s Confidential Information, and retain no copies. Subject to the foregoing confidentiality obligations, either party may retain copies of the Confidential Information of the other party to the extent required to document its performance or for compliance with applicable laws or regulations.

5.4 This Section 5 will not apply to any particular information that either party can demonstrate (a) was, at the time of disclosure to it, in the public domain; (b) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the receiving party; (c) was in the possession of the receiving party at the time of disclosure to it and was not the subject of a pre- existing confidentiality obligation; (d) was received after disclosure to it from a third party who had a lawful right to disclose such information (without corresponding confidentiality obligations) to it; or (e) was independently developed by or for the receiving party without use of the Confidential Information of the disclosing party. In addition, a party will not be considered to have breached its obligations under this Section 5 for disclosing Confidential Information of the other party to the extent required to satisfy any legal requirement of a competent governmental or regulatory authority, provided that promptly upon receiving any such request and to the extent it is legally permissible, such party advises the other party prior to making such disclosure and provides a reasonable opportunity to the other party to object to such disclosure, take action to ensure confidential treatment of the Confidential Information, or (subject to applicable law) take such other action as it considers appropriate to protect the Confidential Information.

5.5 Each party will: (a) notify the other party promptly of any material unauthorized possession, use, or knowledge, of the other party’s Confidential Information by any person that may become known to such party; (b) promptly furnish to the other party details of the unauthorized possession, use, or knowledge, or attempt thereof, and use reasonable efforts to assist the other party in investigating or preventing the recurrence of any unauthorized possession, use, or knowledge, or attempt thereof, of Confidential Information; (c) use reasonable efforts to cooperate with the other party in any litigation and investigation against third parties deemed necessary by the other party to protect its proprietary rights; and (d) promptly use reasonable efforts to prevent a recurrence of any such unauthorized possession, use, or knowledge of Confidential Information.

5.6 In addition to the foregoing obligations, Customer agrees to hold the Licensed Products, and all log-ins and passwords for the Subscription, in confidence, and to protect the confidential nature thereof, and shall not disclose any trade secrets contained, embodied, or utilized therein, to anyone other than a Permitted User having a need for such disclosure, and then only to allow use of the Licensed Products as authorized herein. Customer shall take all reasonable steps to ensure that the provisions of this  Section are not violated by any employee, Permitted User, Advisor, or any other person under Customer’s control or in its service.

5.7 In providing the Subscription, Issuer Direct utilizes the services of AWS and Google Cloud (“Cloud Hosting Providers”). Issuer Direct and its Cloud Hosting Providers may record and collect information related to account activity (e.g., typical web analytics, which includes but is not limited to latency, packet size, hops, and source destination) in the course of providing the Subscription, but may only use such information to improve the Subscription and/or fulfill its rights and obligations under this Agreement or an Order. Collection of such information by Cloud Hosting Providers is not individually linked to Customer or its Permitted Users, is de-identified, and aggregated across all of Issuer Direct’s customers generally. Any use of such information is subject to the terms of this Section 5.0.

5.8 In providing the Subscription, Customer hereby grants to Issuer Direct a non-exclusive, fully paid, world-wide and irrevocable license to, among other things,  copy, anonymize, aggregate, process and display the Data and to derive anonymous statistical, usage and other informational data related to the Data (the “Survey Data”) and to compile, analyze, combine or incorporate the Survey Data with or into other similar data and information available, derived or obtained from other clients, customers, licensees or users of Issuer Direct, or otherwise (collectively, the Survey Data and such compiled, combined or incorporated data and information shall be referred to as the “Aggregate Survey Data”), to permit Issuer Direct to provide additional services to its customers, including the copying, publication, distribution, display, licensing or sale of Aggregate Survey Data and related or similar other statistics or data to third parties pursuant to a separate licensing agreement, sales agreement or other type of agreement. Issuer Direct will be the sole owner of all right, title and interest in and to Survey Data and Aggregate Survey Data. Customer’s grant of license to copy, anonymize, aggregate, process, use and display the Data, the Survey Date and the Aggregate Survey Data shall survive the expiration or termination of this Agreement.  In no event shall the Survey Data or the Aggregate Survey Date be individually linked to Customer, its Permitted Users, or any stakeholders of Customer.  The Survey Data and Aggregate Survey Data are explicitly not subject to the terms of this Section 5.0.

6.0 Data Protection

Issuer Direct will maintain administrative, physical, and technical safeguards for protection of the security, confidentiality and integrity of the Data, as described in the Documentation. Those safeguards will include, but will not be limited to, measures for preventing access, use, modification or disclosure of the Data by Issuer Direct’s personnel except (a) to provide the Licensed Products and/or Services and prevent or address service or technical problems, (b) as compelled by law in accordance with Section 5.4 of this Agreement, or (c) as Customer expressly permits in writing.  Issuer Direct has adopted an Information Security Incident Response Plan to immediately address any suspected or actual incidents and/or breaches of the security, confidentiality, or integrity of the Data.

7.0 Ownership; Restrictions on Use

7.1 As between Customer and Issuer Direct, Issuer Direct retains all ownership of, and all intellectual property rights in, the Licensed Products and all software, equipment, processes, facilities, and materials utilized by or on behalf of Issuer Direct to provide the Subscription or Services, including but not limited to all patents, trademarks, copyrights, trade secrets, and other property or intellectual property rights. Customer shall acquire no rights therein other than those limited rights of use specifically conferred by this Agreement. Customer may not create derivative works based upon the Licensed Products in whole or in part, or develop or request third parties to develop or modify any software based on ideas, processes or materials incorporated into the Licensed Products. Customer shall not delete, remove, modify, obscure, fail to reproduce or in any way interfere with any proprietary, trade secret, or copyright notice appearing on or incorporated in the Licensed Products. All rights related to the Licensed Products that are not expressly granted to Customer under this Agreement are reserved by Issuer Direct. In the event that Customer provides Issuer Direct with any comments, suggestions or other feedback with respect to the Subscription, Services, or Licensed Products, Issuer Direct has the right, but not the obligation, to use such feedback in any way without restriction or obligation to Customer. Issuer Direct will be the exclusive owner of, and will be free to use for any purpose, any ideas, concepts, know-how, or techniques that result from Customer or Permitted Users’ feedback, including, without limitation, any modifications or enhancements to the Licensed Products or Services. Customer agrees to execute such additional documents as Issuer Direct deems necessary or convenient for perfecting or recording Issuer Direct’s ownership interest, provided that preparation of such additional documents shall be at the expense of Issuer Direct.

7.2 Unless expressly agreed otherwise in the applicable Order, Customer may access and use the Subscription for Customer’s business use only, and not for the benefit of, or to provide services to, any third party. Customer shall not grant rights of access to the Subscription to anyone other than Permitted Users, without Issuer Direct’s prior written consent. The rights granted to Customer under this Agreement may not be sold, resold, assigned (except as set forth in Section 11.4), leased, rented, sublicensed or otherwise transferred or made available for use by third parties, in whole or in part, by Customer without Issuer Direct’s prior written consent. Customer shall not gain or attempt to gain unauthorized access to any portion of the Licensed Products, or its related systems or networks, for use in a manner that would exceed the scope of the Subscription granted under this Agreement and the applicable Order, or facilitate any such unauthorized access for any third party. If any unauthorized access occurs, Customer shall promptly notify Issuer Direct of the incident and shall reasonably cooperate in resolving the issue. Customer shall not reverse engineer, decompile, or disassemble any Licensed Products or otherwise attempt to discover the source code to the Licensed Products or permit any third party to do so. Customer shall not attempt to disable or circumvent any security measures in place. Customer may not knowingly reproduce or copy the Licensed Products, in whole or in part. Customer shall not use the Licensed Products to store or transmit libelous or otherwise unlawful or tortious material or any material in violation of third party (privacy) rights. Customer shall not knowingly interfere with or disrupt the integrity or performance of the Subscription or third party data contained therein.

8.0 Warranties; Disclaimers

8.1 Issuer Direct warrants that the Subscription will materially conform to the specifications in the Documentation and the applicable Order for the Subscription Term and Issuer Direct shall use commercially reasonable efforts to correct material defects that are reported by Customer or its Permitted Users. Issuer Direct agrees to perform the Services in a professional and workmanlike manner. Issuer Direct warrants that, to the best of its knowledge, the Licensed Products does not contain software code whose purpose is to disrupt, damage, or interfere with Customer systems, software, or data (“Virus”). Issuer Direct’s warranty obligations hereunder do not apply to the extent the nonconformity results from the use of the Subscription or Services contrary to the terms of this Agreement or the instructions in any applicable Documentation. Issuer Direct does not warrant any third party hardware or software. If Issuer Direct determines that a malfunction is due to a problem with Customer hardware or software, Issuer Direct will so inform Customer and it will be Customer’s responsibility to obtain and pay for any repairs or modifications required.

8.2 Customer accepts responsibility for selection of the Subscription and Services to  achieve Customer’s intended results. Customer is solely responsible for obtaining all necessary rights and consents to enter its Data, which may include personal data, into the Licensed Products, and hereby warrants that providing such Data to Issuer Direct under this Agreement will not violate or infringe the rights of any third party, including data subjects.

8.3 Each party shall use commercially reasonable efforts to detect, remove and block Viruses on its systems and to avoid introducing Viruses into the other party’s systems through use of the Subscription. Such efforts shall include the use of commercially reasonable virus protection, firewall, and security software.

8.4 EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT AND SUBJECT TO SECTION 10.1, THE SUBSCRIPTION, SERVICES, AND LICENSED PRODUCTS ARE PROVIDED “AS IS.” ISSUER DIRECT, ITS LICENSORS AND SERVICE PROVIDERS DO NOT MAKE ANY EXPRESS OR IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR NONINFRINGEMENT, OR ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE, AND ISSUER DIRECT EXPRESSLY DISCLAIMS ANY AND ALL SUCH WARRANTIES TO THE FULLEST EXTENT PERMITTED BY LAW. Issuer Direct does not warrant that: (a) the Subscription or the operation of any of the Licensed Products will be uninterrupted or error free or (b) the Licensed Products will operate in combination with other hardware or software, unless such hardware or software is Third Party Software or hardware or software expressly approved or recommended by Issuer Direct. Customer acknowledges and agrees that Issuer Direct and its licensors are not responsible for: (i) the accuracy or integrity of any Data submitted by Customer or its Permitted Users, (ii) the performance of Customer’s or its Permitted Users’ equipment, (iii) delivery of services or connectivity provided by third parties to Customer and its Permitted Users, or (iv) any downtime, loss, or corruption of Data that occurs as a result of transmitting or receiving Data or Viruses due to Customer’s, or its Permitted Users’, connection and access to the internet.

9.0 Infringement Indemnification

9.1 Issuer Direct will defend, indemnify, and hold Customer harmless from and against any claims, proceedings, costs, damages, losses, and expenses that Customer suffers in connection with a third party claim that use of the Issuer Direct software infringes any Dutch or United States patent, trade secret, trademark, copyright, or any other intellectual property of any third party.

9.2 Issuer Direct’s obligations under this Section 9.0 are expressly conditioned on the following: Customer shall (a) promptly notify Issuer Direct in writing of any such claim of which Customer has actual knowledge, (b) in writing, grant Issuer Direct sole control of the defense of any such claim and of all negotiations for its settlement or compromise, provided that no such settlement or compromise may impose any monetary or other obligations on Customer, and (c) reasonably cooperate with Issuer Direct to facilitate the settlement or defense of the claim.

9.3 Should the Licensed Products or Services become, or in Issuer Direct’s opinion be likely to become, the subject of a claim of infringement of a patent, trade secret, trademark, or copyright, Issuer Direct may (a) procure for Customer, at no additional cost to Customer, the right to continue to use the Services, (b) replace or modify the Services, at no cost to Customer, to make it non- infringing, provided that the same function is performed by the replacement or modified Issuer Direct software, or (c) if in Issuer Direct’s judgment the right to continue to use the Services cannot be reasonably procured or the Licensed Products cannot reasonably be replaced or modified, terminate the Services to use such License Products and grant Customer a pro-rated refund of any advance fees paid applicable to the remainder of the Subscription Term.

9.4 This Section 9 states the entire liability of Issuer Direct with respect to infringement by the Licensed Products, Services or any parts thereof, and Issuer Direct shall have no additional liability with respect to any alleged or proven infringement.

10.0 Limitation of Liability; Damages

10.1 SUBJECT TO SECTION 10.2, (A) IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR LOSSES IN CONNECTION WITH THE LICENSED PRODUCTS, SERVICES, OR THE PERFORMANCE OR NONPERFORMANCE OF SERVICES OR ANY ORDER, REGARDLESS OF THE THEORY OF LIABILITY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; (B) IN NO EVENT WILL ISSUER DIRECT BE LIABLE TO CUSTOMER FOR ANY LOSS OF REVENUES, LOSS OF PROFITS, LOSS OF BUSINESS, OR LOSS OF DATA, ARISING (WHETHER DIRECTLY OR INDIRECTLY) OUT OF CUSTOMER’S USE OF, OR INABILITY TO USE, THE ISSUER DIRECT SOFTWARE PRODUCTS, OR THE PERFORMANCE OR NONPERFORMANCE OF ISSUER DIRECT SERVICES, SOFTWARE, SERVICES OR ORDER; AND (C) ISSUER DIRECT’S TOTAL AGGREGATE MAXIMUM LIABILITY FOR ALL CLAIMS ARISING IN EACH YEAR (FOR THE PURPOSES OF THIS SECTION 10.1 “YEAR” MEANS THE 12 MONTH PERIOD, COMMENCING ON THE EFFECTIVE DATE AND EACH SUBSEQUENT PERIOD OF TWELVE MONTHS THEREAFTER) UNDER OR IN CONNECTION WITH THIS AGREEMENT (AND WHETHER ARISING IN TORT, NEGLIGENCE, CONTRACT, RESTITUTION, STATEUTE OR ON ANY OTHER BASIS) SHALL NOT EXCEED THE GREATER OF (I) USD$40,000.00 OR (II) THE TOTAL FEES (EXCLUDING APPLICABLE TAXES) PAID BY THE CUSTOMER TO ISSUER DIRECT UNDER THIS AGREEMENT IN THE YEAR IN WHICH THE CLAIM AROSE.

10.2 NOTHING IN THIS AGREEMENT EXCLUDES OR LIMITS ISSUER DIRECT’S LIABILITY FOR (A) DEATH OR PERSONAL INJURY CAUSED BY ISSUER DIRECT’S NEGLIGENCE, OR (B) ANY LIABILITY WHICH CANNOT LEGALLY BE EXCLUDED OR LIMITED.

11.0 Miscellaneous

11.1 Public Announcements. Customer grants Issuer Direct the right to use Customer’s name, logo, trademarks, and/or trade names in press releases, product brochures, sales presentations, financial reports, and on its websites indicating that Customer is a customer of Issuer Direct. All other public statements or releases require the mutual consent of the parties.

11.2 Independent Contractor. The relationship of the parties hereunder is that of independent contractors, and neither party shall be considered to be a partner, joint venture, employer, or employee of the other under this Agreement. This Agreement creates no agency in either party, and neither party has any authority whatsoever to bind the other party in any transaction or make any representations on behalf of the other party.

11.3 Notice. Any notice or demand which is required or provided to be given under this Agreement will be deemed to have been sufficiently given and received for all purposes when delivered by hand, confirmed electronic transmission, or nationally recognized overnight courier, or five (5) days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, to the address, facsimile number, or e-mail address identified in the applicable Order (unless changed by one party and confirmed by the other party after the Order has been executed), and to the attention of such other person(s) or officer(s) as either party may designate by written notice.

11.4 Assignment. Neither party may assign this Agreement, or any of its interest herein, without the prior written consent of the other party, which consent may not be unreasonably withheld or delayed; provided, however, that no such prior approval shall be required for an assignment (a) in connection with a sale of all or substantially all of a party’s business related to the subject matter of this Agreement, (b) in connection with or any merger, sale of a controlling interest, or other change of control of such party, or (c) Issuer Direct’s assignment of all or part of its obligations under this Agreement to an affiliate. Notwithstanding anything to the contrary herein, Customer may not assign this Agreement (whether through sale of assets, merger, or change of control) to any Issuer Direct Competitor. This Agreement applies to and binds the permitted successors and assigns of the parties.

11.5 Force Majeure. Neither party will be in default or otherwise liable for any delay in or failure of its performance under this Agreement if such delay or failure arises by any reason beyond its reasonable control, including any act of God or the common enemy or earthquakes, floods, fires, epidemics, riots, or failures or delays in transportation or communications. The parties will promptly inform and consult with each other as to any of the above causes which in their judgment may or could be the cause of a delay in the performance of this Agreement.

11.6 Entire Agreement. This Agreement contains the entire agreement between the parties in relation to its subject matter and supersedes any prior arrangement, understanding, or agreements, whether written or oral, between the parties in relation to such subject matter. THE APPLICATION OF CUSTOMER’S GENERAL TERMS AND CONDITIONS IN ANY GENERAL VENDOR ACKNOWLEDGEMENT OR CUSTOMER’S OTHER GENERAL PURCHASING CONDITIONS ARE HEREBY EXPRESSLY EXCLUDED. The parties acknowledge that this Agreement has not been entered into wholly or partly in reliance on, nor has either party been given, any warranty, statement, promise or representation by the other or on its behalf other than as expressly set out in this Agreement. Each party agrees that the only rights and remedies available to it arising out of or in connection with any warranties, statements, promises or representations will be for breach of contract and irrevocably and unconditionally waives any right it may have to any claim, rights or remedies including any right to rescind this Agreement which it might otherwise have had in relation to them.

11.7 Variation. No changes in or additions to this Agreement will be recognized unless incorporated herein by amendment as provided herein and signed by duly authorized representatives of both parties.

11.8 Third Party Rights. A person who is not a party to this Agreement has no rights to enforce any provision of this Agreement.

11.9 Waiver. The rights and remedies of either party in respect of this Agreement shall not be diminished, waived, or extinguished by the granting of any indulgence, forbearance, or extension of time granted by that party to the other, nor by any failure of, or delays in ascertaining or exercising, any such rights or remedies. Any waiver of any breach of this Agreement shall be in writing. The waiver by either party of any breach of this Agreement shall not prevent the subsequent enforcement of that provision and shall not be deemed to be a waiver of any subsequent breach of that or any other provision.

11.10 Severability. In the event any provision of this Agreement is held to be unenforceable for any reason, the unenforceability thereof will not affect the remainder of this Agreement, which will remain in full force and effect and enforceable in accordance with its terms. With respect to any unenforceable provision, the parties shall negotiate in good faith to modify the provision to the extent necessary, to render such term or provision enforceable, and the rights and obligations of the parties will be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the parties set forth herein.

11.11 Precedence. The following order of precedence will be followed in resolving any inconsistencies between the terms of this Agreement and the terms of any Orders, exhibits, statements of work, or other documents: first, the terms contained in the body of this Agreement (which may give priority to Orders for certain purposes); second, the terms of the Orders; third, the terms of any statement of work or attachment under an Order; and fourth, the terms of any other documents referenced in any of the foregoing.

11.12 Governing Law and Jurisdiction.  This Agreement will be governed by the substantive laws of the State of North Carolina applicable to agreements made and wholly performed in North Carolina, without regard to the application of any conflicts of laws principles. Customer agrees that any claims, legal proceedings, disputes and/or litigation arising out of or in connection with this Agreement, will be brought solely in the federal or state courts located in the State of North Carolina, and the parties to this Agreement irrevocably consent to the exclusive personal jurisdiction of such courts. Customer HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL.